EXHIBIT 99.1

MoneyGram International Reports Fourth Quarter and 2014 Financial Results

Self-service revenue grew 35 percent for the full year 2014

Company anticipates a return to double-digit growth in the fourth quarter of 2015

  Fourth quarter U.S. outbound transactions grew 14 percent
  Non-U.S. transaction growth accelerated to 12 percent in the quarter
  Launched account deposit services to all major banks in India
  Generated $50.0 million of adjusted free cash flow in 2014

DALLAS, TX (February 12, 2015) (GLOBE NEWSWIRE) -- MoneyGram (NASDAQ:MGI), a leading money transfer company, today reported financial results for its fourth quarter and full year ending December 31, 2014.

Fourth Quarter Money Transfer Highlights

  Money transfer revenue decreased to $305.7 million, representing a decline of 10 percent on a reported basis and an 8 percent decline on a constant currency basis over the prior year.
  Money transfer transactions decreased 2 percent over the prior year, derived from:
    40 percent decline in U.S.-to-U.S. transactions
    14 percent growth in U.S. outbound transactions
    12 percent growth in Non-U.S. send transactions, an improvement from 8 percent growth in the third quarter.
  Excluding U.S.-to-U.S. transactions originated at Walmart:
    Money transfer transactions increased 12 percent
    Money transfer revenue increased 2 percent on a reported basis and 5 percent on a constant currency basis
    U.S.-to-U.S. sends increased 1 percent, while revenue declined 15 percent.
  In the U.S.-to-Mexico market, MoneyGram achieved 14 percent transaction growth.
  Global agent locations increased to 350,000, a 4 percent increase from the prior year.

Fourth Quarter Self-Service Highlights

  Self-service money transfer transactions grew 42 percent and represented 11 percent of money transfer transactions. Revenue from self-service channels grew 32 percent over the prior year, representing 9 percent of money transfer revenue.
  MoneyGram Online transactions increased 23 percent and revenue was up 17 percent over the prior year.
  Kiosk based self-service transactions increased significantly during the quarter. MoneyGram rolled out staging kiosks at CVS and launched new kiosk services with Privatbank, one of the largest banks in the Ukraine, contributing to this growth.
  Account deposit services were launched to send funds into consumer accounts in India at all major banks. Consumers can now send money through MoneyGram directly into bank accounts in the four largest remittance receive markets in the world - India, China, Mexico and the Philippines as well as to the largest mobile wallet providers in the world.

Fourth Quarter Financial Highlights

  Total revenue for the fourth quarter was $349.6 million, a decrease of 9 percent on a reported basis and 7 percent on a constant currency basis compared to the prior year.
  The Company reported EBITDA of $49.9 million, and pre-tax income of $8.5 million. Results included:
    $23.0 million of net securities gains
    $6.4 million net reversal of stock-based and contingent performance compensation expense
    $14.9 million of expenses related to legal and certain contingent matters
    $12.9 million of expenses related to reorganization and restructuring costs
    $5.1 million of expenses related to the compliance enhancement program
    $3.9 million of loss related to an agent closure
    $1.9 million of expenses related to direct monitor costs.
  Adjusted EBITDA for the fourth quarter was $59.2 million and Adjusted EBITDA margin was 16.9 percent.
  Diluted earnings per common share was $0.17 and adjusted diluted earnings per share was $0.18.
  Adjusted free cash flow for the quarter was negative $35.1 million.

Full Year Highlights

  Total revenue for 2014 was $1,454.9 million, a decrease of 1 percent on a reported and constant currency basis compared to the prior year.
  The Company reported EBITDA of $226.1 million, and pre-tax income of $72.6 million.
  Adjusted EBITDA for the year was $277.2 million, down 6 percent on a reported basis and 8 percent on a constant currency basis compared to the prior year. Adjusted EBITDA margin was 19.1 percent, down from 20.0 percent in the prior year.
  Diluted earnings per common share was $1.10 and adjusted diluted earnings per share was $1.07.
  Adjusted free cash flow was $50.0 million for the year.
  Self-service money transfer transactions grew 48 percent, while revenue grew 35 percent over the prior year. MoneyGram Online transactions increased 34 percent and revenue was up 26 percent.

"MoneyGram's 2014 financial results were impacted by significant competitive actions in the U.S.-to-U.S. corridor. The new low pricing we introduced in the fourth quarter is repositioning this corridor, while the strength of our cross-border money transfer business provides a solid foundation for growth. We continue to expand our suite of innovative products and services. With self-service revenue growth of 35 percent for the year it is clear we are executing well on our strategy," said Pamela H. Patsley, MoneyGram's chairman and CEO. "We remain focused squarely on compliance and investing in solutions to address the ever-increasing regulatory oversight of our industry. In addition, we have made great progress on the implementation of our broad restructuring program with the opening of our global business center in Poland."

Balance Sheet and Fourth Quarter Adjusted Free Cash Flow Highlights

MoneyGram has adopted a new balance sheet presentation to provide greater clarity to investors, and to better align with industry practice. Assets held to meet payment service obligations are now shown as settlement assets. Assets in excess of payment service obligations are now shown as cash and cash equivalents.

The company ended the quarter with cash and cash equivalents of $250.6 million and outstanding debt principal of $964.1 million. Fourth quarter interest expense was $11.5 million, up $1.5 million from the prior year. Adjusted free cash flow was negative $35.1 million for the quarter, down from last year primarily due to the timing of signing bonus payments which were $61.0 million in the quarter. Cash interest expense was $10.7 million and cash taxes were $1.5 million. Capital expenditures were $21.1 million, primarily related to the global transformation program and investments in self-service enhancements. During the fourth quarter, over 1 percent of the shares outstanding, or 0.9 million shares, were repurchased for $7.6 million.

Certain Legal Matters

In January 2015, the U.S. Tax Court granted the Internal Revenue Services' motion for summary judgment in the Company's previously disclosed litigation matter, disallowing ordinary tax treatment on certain securities losses. The Company believes that it has substantive tax law arguments in favor of its position that were not considered in the decision and expects to appeal the ruling. The court decision resulted in a reevaluation of the Company's FIN 48 tax position. As a result, the Company anticipates recording a tax expense of approximately $70 million in the first quarter and making a cash payment of approximately $60 million in the second half of 2015.

As disclosed in its previous filings, the Company received Civil Investigative Demands in 2010 from a working group of nine state attorneys general who initiated an investigation into whether the Company took adequate steps to prevent consumer fraud. No claims have been filed against the Company in connection with this investigation, and the Company has denied any wrongful conduct. The Company is in active discussions and has accrued an $11.0 million liability in the fourth quarter to resolve this matter.

Global Transformation Program Highlights

The Company incurred total cash outlays of $12.1 million as part of our compliance enhancement program, comprised of $5.1 million in operating expense and capital expenditures of $7.0 million in the fourth quarter. The Company incurred total cash outlays of $49.0 million, comprised of $26.7 million in operating expense and capital expenditures of $22.3 million for the full year 2014. Total cash outlay projections for the compliance enhancement program remain unchanged at $80 to $90 million for 2014 through 2016.

As previously announced, the Company anticipated $30 to $40 million in cash outlays for the reorganization and restructuring program to achieve annualized pre-tax cost savings of $15 to $20 million exiting 2015. The Company now anticipates total cash outlays of $40 million through 2015 with estimated annualized pre-tax cost savings of $20 million exiting 2015. For the full year 2014, the Company incurred $30.5 million of cash outlays for the program. The Company incurred restructuring and reorganization cash outlays of $12.9 million in the fourth quarter.

Full Year 2015 Outlook

"We expect 2015 to be a transitional year for MoneyGram as we complete the repositioning of our U.S. to U.S. corridor and continue our investments in self-service products, marketing, agent productivity and global consumer acquisition strategies," said Patsley. "The money transfer industry and the need for our services is growing, and we are attracting new consumers to our brand through the addition of physical and virtual outlets. We expect the company to return to double-digit constant currency revenue and EBITDA growth beginning in the fourth quarter."

For the full-year 2015, the Company estimates constant currency revenue to be approximately flat as a result of the impact of the white label competitive product introduced in the second quarter of 2014, and the Company's new low U.S. to U.S. pricing launched in the fourth quarter of 2014.

For constant currency adjusted EBITDA, the Company is estimating a decline of approximately 8 to 12 percent for the full-year 2015, primarily due to the loss of margin attributable to its U.S-to-U.S. business. Considering the timing of the introduction of the competitive white-label product and the new low pricing introduced in 2014, the Company anticipates that its 2015 results for both revenue and adjusted EBITDA will be lower in the first half of the year, both improving to double-digit constant currency growth in the fourth quarter.

The strengthening dollar is anticipated to have a 3 percent negative translation impact for the year on reported results. This outlook is based on an assumed average conversion rate of 1 Euro : 1.13 U.S. Dollar and 1 British Pound : 1.52 U.S. Dollar.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), adjusted EBITDA (EBITDA adjusted for significant items), adjusted EBITDA margin and adjusted free cash flow (adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses), constant currency measures, adjusted diluted earnings per share and adjusted net income. In addition, we also present adjusted operating income and adjusted operating margin for our two reporting segments. The following tables include a full reconciliation of non-GAAP financial measures to the related GAAP financial measures. The equivalent GAAP financial measures for projected results are not provided as we are not able to predict results inclusive of currency changes.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. Finally, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, constant currency, adjusted diluted earnings per share and adjusted net income figures are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Operations
Table Two – Segment Results
Table Three – Segment Reconciliations
Table Four – EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow
Table Five – Consolidated Balance Sheets
Table Six – Settlement Assets and Payment Service Obligations
Table Seven – Constant Currency Measures
Table Eight – Adjusted Net Income and Adjusted Diluted EPS

Conference Call

MoneyGram International will host a conference call today at 4:30 p.m. ET, 3:30 p.m. CT, to discuss its results. Pamela H. Patsley, chairman and chief executive officer, will host the call.

Participant Dial-In Numbers:

U.S.:	1-888-599-8692
International:	1-913-312-1412
Passcode:	3312910
Replay:	1-877-870-5176 or +1-858-384-5517
Replay is available through February 19, 2015

About MoneyGram International, Inc.

MoneyGram, a leading money transfer company, provides essential financial services to consumers who are not fully served by traditional financial institutions. MoneyGram offers money transfer services worldwide through a global network of 350,000 agent locations - including retailers, international post offices and financial institutions - in more than 200 countries and territories. MoneyGram also offers bill payment services, issues money orders and processes official checks.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as "believes," "estimates," "expects," "projects," "plans," "will," "should," "could," "would," "goals," "anticipates" and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: our ability to compete effectively; our ability to maintain key agent or biller relationships, or a reduction in business or transaction volume from these relationships, including our largest agent, Walmart, whether through the introduction by Walmart of a competing "white label" branded money transfer product or otherwise; the success of our new U.S.-to-U.S. pricing strategy; our ability to manage fraud risks from consumers or agents; the ability of us and our agents to comply with U.S. and international laws and regulations; litigation or investigations involving us or our agents, including the outcome of ongoing investigations by several state governments, which could result in material settlements, fines or penalties; uncertainties relating to compliance with and the impact of the deferred prosecution agreement entered into with the U.S. federal government and the effect of the deferred prosecution agreement on our reputation and business; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our substantial debt service obligations, significant debt covenant requirements and credit ratings; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; our significant exposure to loss in the event of a major bank failure or a loss of liquidity in the bank deposit market; the ability of us and our agents to maintain adequate banking relationships; concerns regarding the financial health of certain European countries; a security or privacy breach in our facilities, networks or databases; disruptions to our computer network systems and data centers; continued weakness in economic conditions, in both the U.S. and global markets; weakened consumer confidence in our business or money transfers generally; a significant change, material slow down or complete disruption of international migration patterns; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to retain partners to operate our official check and money order businesses; our ability to successfully develop and timely introduce new and enhanced products and services or investments in unsuccessful new products, services or infrastructure changes; our ability to manage risks associated with our international sales and operations; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to attract and retain key employees; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to maintain effective internal controls; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. on our Board of Directors; whether we will be able to implement the global reorganization and restructuring initiative as planned; whether the expected amount of costs associated with such initiative will exceed our forecasts; whether we will be able to realize the full amount of estimated savings from such initiative; and the risks and uncertainties described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of MoneyGram's public reports filed with the SEC, including MoneyGram's annual report on Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions, except per share data)	2014	2013	2013	2014	2013	2013

REVENUE
Fee and other revenue	$346.7	$381.7	$(35.0)	$1,438.4	$1,456.8	$(18.4)
Investment revenue	2.9	4.1	(1.2)	16.5	17.6	(1.1)
Total revenue	349.6	385.8	(36.2)	1,454.9	1,474.4	(19.5)
OPERATING EXPENSES
Fee and other commissions expense	159.4	175.3	(15.9)	666.0	677.8	(11.8)
Investment commissions expense	0.1	0.1	—	0.4	0.4	—
Total commissions expense	159.5	175.4	(15.9)	666.4	678.2	(11.8)
Compensation and benefits	61.4	66.8	(5.4)	275.0	264.9	10.1
Transaction and operations support	101.9	74.4	27.5	332.2	253.7	78.5
Occupancy, equipment and supplies	14.5	12.0	2.5	54.4	49.0	5.4
Depreciation and amortization	15.3	14.2	1.1	55.5	50.7	4.8
Total operating expenses	352.6	342.8	9.8	1,383.5	1,296.5	87.0
OPERATING INCOME	(3.0)	43.0	(46.0)	71.4	177.9	(106.5)
OTHER (INCOME) EXPENSE
Net securities gains	(23.0)	—	(23.0)	(45.4)	—	(45.4)
Interest expense	11.5	10.0	1.5	44.2	47.3	(3.1)
Debt extinguishment costs	—	—	—	—	45.3	(45.3)
Total other (income) expense, net	(11.5)	10.0	(21.5)	(1.2)	92.6	(93.8)
Income before income taxes	8.5	33.0	(24.5)	72.6	85.3	(12.7)
Income tax (income) expense	(2.0)	9.6	(11.6)	0.5	32.9	(32.4)
NET INCOME	$10.5	$23.4	$(12.9)	$72.1	$52.4	$19.7

EARNINGS PER COMMON SHARE
Basic	$0.17	$0.33	$(0.16)	$1.10	$0.73	$0.37
Diluted	$0.17	$0.33	$(0.16)	$1.10	$0.73	$0.37

Weighted-average outstanding common shares and equivalents used in computing earnings per share
Basic (1)	62.6	71.6	(9.0)	65.3	71.6	(6.3)
Diluted (1)	62.7	71.9	(9.2)	65.5	71.9	(6.4)

(1) Includes common stock equivalents of 8.9 million and 10.1 million for the three and twelve months ended December 31, 2014, respectively. The following weighted-average potential common shares are excluded from diluted earnings per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	4.0	3.4		4.0	3.6
Shares related to restricted stock and restricted stock units	1.4	0.9		1.1	0.8

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions)	2014	2013	2013	2014	2013	2013

Money transfer revenue:
Fee and other revenue	$305.7	$339.9	$(34.2)	$1,274.3	$1,287.5	$(13.2)
Investment revenue	—	0.1	(0.1)	0.2	0.3	(0.1)
Bill payment revenue:
Fee and other revenue	24.9	25.4	(0.5)	100.1	102.0	(1.9)
Total revenue	$330.6	$365.4	$(34.8)	$1,374.6	$1,389.8	$(15.2)

Total commissions expense	$159.3	$175.1	$(15.8)	$665.4	$676.9	$(11.5)

Operating income	$9.0	$40.1	$(31.1)	$75.4	$162.6	$(87.2)

Operating margin	2.7%	11.0%		5.5%	11.7%

Financial Paper Products
	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions)	2014	2013	2013	2014	2013	2013

Money order revenue:
Fee and other revenue	$12.4	$12.5	$(0.1)	$49.3	$51.1	$(1.8)
Investment revenue	0.9	1.2	(0.3)	4.8	4.0	0.8
Official check revenue:
Fee and other revenue	3.7	3.9	(0.2)	14.7	16.2	(1.5)
Investment revenue	2.0	2.9	(0.9)	11.5	12.7	(1.2)
Total revenue	$19.0	$20.5	$(1.5)	$80.3	$84.0	$(3.7)

Total commissions expense	$0.2	$0.2	$—	$1.0	$1.2	$(0.2)

Operating income	$6.4	$5.9	$0.5	$28.1	$30.9	$(2.8)

Operating margin	33.7%	28.8%		35.0%	36.8%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions)	2014	2013	2013	2014	2013	2013

Revenue (as reported)	$330.6	$365.4	$(34.8)	$1,374.6	$1,389.8	$(15.2)

Adjusted operating income	$24.7	$46.0	$(21.3)	$145.2	$178.6	$(33.4)

Reorganization and restructuring costs	(11.0)	—	(11.0)	(25.9)	(3.0)	(22.9)
Compliance enhancement program	(4.8)	(2.8)	(2.0)	(25.1)	(2.8)	(22.3)
Direct monitor costs	(1.9)	—	(1.9)	(6.5)	—	(6.5)
Losses related to agent closures	(3.9)	—	(3.9)	(7.4)	—	(7.4)
Stock-based compensation expense	5.9	(3.1)	9.0	(4.9)	(10.2)	5.3
Total adjustments	(15.7)	(5.9)	(9.8)	(69.8)	(16.0)	(53.8)

Operating income (as reported)	$9.0	$40.1	$(31.1)	$75.4	$162.6	$(87.2)

Adjusted operating margin	7.5%	12.6%		10.6%	12.9%
Total adjustments	(4.7)%	(1.6)%		(5.1)%	(1.2)%
Operating margin (as reported)	2.7%	11.0%		5.5%	11.7%

Financial Paper Products
	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions)	2014	2013	2013	2014	2013	2013

Revenue (as reported)	$19.0	$20.5	$(1.5)	$80.3	$84.0	$(3.7)

Adjusted operating income	$7.4	$6.2	$1.2	$33.4	$32.4	$1.0

Reorganization and restructuring costs	(1.4)	—	(1.4)	(3.2)	(0.3)	(2.9)
Compliance enhancement program	(0.3)	—	(0.3)	(1.6)	—	(1.6)
Stock-based compensation expense	0.7	(0.3)	1.0	(0.5)	(1.2)	0.7
Total adjustments	(1.0)	(0.3)	(0.7)	(5.3)	(1.5)	(3.8)

Operating income (as reported)	$6.4	$5.9	$0.5	$28.1	$30.9	$(2.8)

Adjusted operating margin	38.9%	30.2%		41.6%	38.6%
Total adjustments	(5.3)%	(1.5)%		(6.6)%	(1.8)%
Operating margin (as reported)	33.7%	28.8%		35.0%	36.8%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND ADJUSTED FREE CASH FLOW
(Unaudited)

	Three Months Ended December 31,		2014 vs	Twelve Months Ended December 31,		2014 vs
(Amounts in millions)	2014	2013	2013	2014	2013	2013

Income before income taxes	$8.5	$33.0	$(24.5)	$72.6	$85.3	$(12.7)
Interest expense	11.5	10.0	1.5	44.2	47.3	(3.1)
Depreciation and amortization	15.3	14.2	1.1	55.5	50.7	4.8
Amortization of agent signing bonuses	14.6	12.0	2.6	53.8	42.8	11.0
EBITDA	49.9	69.2	(19.3)	226.1	226.1	—

Significant items impacting EBITDA:
Net securities gains	(23.0)	—	(23.0)	(45.4)	—	(45.4)
Compliance enhancement program	5.1	2.8	2.3	26.7	2.8	23.9
Reorganization and restructuring costs (1)	12.9	—	12.9	30.5	3.2	27.3
Stock-based and contingent performance compensation (2)	(6.4)	4.0	(10.4)	6.9	14.1	(7.2)
Direct monitor costs (3)	1.9	—	1.9	6.5	—	6.5
Losses related to agent closures	3.9	—	3.9	7.4	—	7.4
Capital transaction costs (4)	—	—	—	2.1	—	2.1
Legal and contingent matters (5)	14.9	0.4	14.5	16.4	2.5	13.9
Debt extinguishment (6)	—	—	—	—	45.3	(45.3)
Severance and related costs	—	—	—	—	1.5	(1.5)
Adjusted EBITDA	$59.2	$76.4	$(17.2)	$277.2	$295.5	$(18.3)

Adjusted EBITDA margin (7)	16.9%	19.8%	(2.9)%	19.1%	20.0%	(0.9)%

Foreign currency impact	0.1			(4.5)
Adjusted EBITDA, constant currency adjusted	$59.3			$272.7
Adjusted EBITDA growth, as reported	(23)%			(6)%
Adjusted EBITDA growth, constant currency adjusted	(22)%			(8)%

Adjusted EBITDA	$59.2	$76.4	$(17.2)	$277.2	$295.5	$(18.3)

Cash interest expense	(10.7)	(9.3)	(1.4)	(41.1)	(43.9)	2.8
Cash tax expense	(1.5)	(7.8)	6.3	(6.4)	(8.0)	1.6
Cash payments for capital expenditures	(21.1)	(11.6)	(9.5)	(85.8)	(48.8)	(37.0)
Cash payments for agent signing bonuses	(61.0)	(26.0)	(35.0)	(93.9)	(45.0)	(48.9)

Adjusted Free Cash Flow	$(35.1)	$21.7	$(56.8)	$50.0	$149.8	$(99.8)

(1) Reorganization and restructuring costs in 2014 relate to the 2014 Global Transformation Program whereas costs in 2013 relate to the 2010 Global Transformation Initiative.
(2) Stock-based compensation and one-time contingent performance award payable after three years based on achievement of certain performance targets.
(3) Direct compliance monitor expenses were not an adjusted item in 2013 but are adjusted in 2014 going forward. The direct compliance monitor expenses were $2.6 million and $6.1 million for the three and twelve months ended December 31, 2013, respectively.
(4) Professional and legal fees incurred related to the April 2, 2014 debt and equity transactions, subsequent shelf registration and capital contributions from investors' payment to Walmart for the Participation Agreement.
(5) Legal and contingent matters consists of $11.0 million related to the state Civil Investigative Demand accrual and other matters.
(6) Debt extinguishment costs in connection with the 2013 Credit Agreement and Note Repurchase.
(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in millions, except share data)	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$250.6	$318.8
Settlement assets (1)	3,533.6	3,737.1
Property and equipment, net	165.6	134.8
Goodwill	442.5	435.2
Other assets	249.9	161.0
Total assets	$4,642.2	$4,786.9

LIABILITIES
Payment service obligations	$3,533.6	$3,737.1
Debt	963.5	842.9
Pension and other postretirement benefits	125.7	98.4
Accounts payable and other liabilities	202.1	185.5
Total liabilities	4,824.9	4,863.9

STOCKHOLDERS' DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized, 71,282 and 109,239 issued at December 31, 2014 and December 31, 2013, respectively	183.9	281.9
Common stock, $0.01 par value, 162,500,000 shares authorized, 58,823,567 and 62,263,963 shares issued at December 31, 2014 and December 31, 2013, respectively	0.6	0.6
Additional paid-in capital	982.8	1,011.8
Retained loss	(1,144.6)	(1,214.4)
Accumulated other comprehensive loss	(67.1)	(33.0)
Treasury stock: 5,734,338 and 4,300,782 shares at December 31, 2014 and December 31, 2013, respectively	(138.3)	(123.9)
Total stockholders' deficit	(182.7)	(77.0)
Total liabilities and stockholders' deficit	$4,642.2	$4,786.9

(1) As of December 31, 2014, we have recast our Consolidated Balance Sheets to include the Settlement cash and cash equivalents, Receivables, net, Interest-bearing investments and Available-for-sale investment in a new balance sheet caption, entitled Settlement assets, in an amount equal to Payment service obligations. The historically reported Assets in excess of payment service obligations are now presented as unrestricted Cash and cash equivalents on the Consolidated Balance Sheets.

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
SETTLEMENTS ASSETS AND PAYMENT SERVICE OBLIGATIONS
(Unaudited)

(Amounts in millions)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Settlement assets (1):
Settlement cash and cash equivalents	$1,657.3	$1,621.5	$1,697.4	$1,824.3
Receivables, net	757.6	753.9	941.8	890.0
Interest-bearing investments	1,091.6	1,092.4	994.8	935.8
Available-for-sale investments	27.1	29.9	40.2	41.6
	$3,533.6	$3,497.7	$3,674.2	$3,691.7
Payment service obligations	$(3,533.6)	$(3,497.7)	$(3,674.2)	$(3,691.7)

(1) As of December 31, 2014, we have recast our Consolidated Balance Sheets to include the Settlement cash and cash equivalents, Receivables, net, Interest-bearing investments and Available-for-sale investment in a new balance sheet caption, entitled Settlement assets, in an amount equal to Payment service obligations. The historically reported Assets in excess of payment service obligations are now presented as unrestricted Cash and cash equivalents on the Consolidated Balance Sheets.

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC.
CONSTANT CURRENCY MEASURES
(Unaudited)

(Amounts in millions)	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014

Total revenue, as reported (GAAP)	$349.6	$1,454.9
Foreign currency impact	7.9	0.7
Total revenue, constant currency adjusted	$357.5	$1,455.6
Prior year total revenue, as reported (GAAP)	$385.8	$1,474.4
Revenue change, as reported (GAAP)	(9)%	(1)%
Total revenue change, constant currency adjusted	(7)%	(1)%

(Amounts in millions)	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014

Money transfer revenue, as reported (GAAP)	$305.7	$1,274.5
Foreign currency impact	7.9	0.7
Money transfer revenue, constant currency adjusted	$313.6	$1,275.2
Prior year money transfer revenues, as reported (GAAP)	$340.0	$1,287.8
Revenue change, as reported (GAAP)	(10)%	(1)%
Money transfer revenue change, constant currency adjusted	(8)%	(1)%

TABLE EIGHT
MONEYGRAM INTERNATIONAL, INC.
ADJUSTED NET INCOME and ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended December 31,
	2014		2013
(Amounts in millions, except per share data)	Dollars	Diluted EPS Impact (1)	Dollars	Diluted EPS Impact (1)
Net income	$10.5	$0.17	$23.4	$0.33

Net securities gains	(23.0)	(0.37)	—	—
Other expenses (2)	32.3	0.51	7.2	0.10
Total adjustments (2)	9.3	0.14	7.2	0.10
Tax expense of adjustments (3)	(8.3)	(0.13)	(2.6)	(0.04)
Adjusted net income	$11.5	$0.18	$28.0	$0.39

Diluted weighted-average outstanding common shares and equivalents		62.7		71.9

	Twelve Months Ended December 31,
	2014		2013
(Amounts in millions, except per share data)	Dollars	Diluted EPS Impact (1)	Dollars	Diluted EPS Impact (1)
Net income	$72.1	$1.10	$52.4	$0.73

Net securities gains	(45.4)	(0.69)	—	—
Debt extinguishment	—	—	45.3	0.63
Other expenses (2)	96.5	1.47	24.1	0.33
Total adjustments (2)	51.1	0.78	69.4	0.96
Tax expense of adjustments (3)	(30.3)	(0.46)	(25.3)	(0.35)
Tax benefit from change to uncertain tax positions	(22.9)	(0.35)	—	—
Adjusted net income	$70.0	$1.07	$96.5	$1.34

Diluted weighted-average outstanding common shares and equivalents		65.5		71.9

(1) EPS impact is calculated as total net income dollars divided by weighted-average diluted outstanding common shares and equivalents for the period.
(2) See summary of adjustments in Table Four - EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow.
(3) Tax rates used to calculate the tax expense impact are based on the nature of each adjustment.
CONTACT: MoneyGram International, Inc.
         Investor Relations:
         Eric Dutcher, 214-999-7508
         edutcher@moneygram.com

         Media Relations:
         214-303-9923
         media@moneygram.com